As filed with the Securities and Exchange Commission on August 16, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROTERRA INC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-1551379
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1815 Rollins Road
Burlingame, California 94010
(Address of Principal Executive Offices) (Zip Code)
PROTERRA INC 2021 EQUITY INCENTIVE PLAN
PROTERRA INC 2021 EMPLOYEE STOCK PURCHASE PLAN
PROTERRA INC 2010 EQUITY INCENTIVE PLAN
(Full Title of the Plans)

John J. Allen
Chief Executive Officer
1815 Rollins Road
Burlingame, California 94010
(Name and Address of Agent For Service)
(864) 438-0000
(Telephone Number, including area code, of agent for service)

Copies to:
Dawn H. Belt Per B. Chilstrom Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	JoAnn C. Covington Chief Legal Officer Proterra Inc 1815 Rollins Road Burlingame, California 94010 Tel.: (864) 438-0000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, that may be issued under the Proterra Inc 2021 Equity Incentive Plan(2)	10,435,613(2)	$11.57(3)	$120,740,042(3)	$13,173
Common Stock, par value $0.0001 per share, that may be issued under the Proterra Inc 2021 Employee Stock Purchase Plan	1,630,000(4)	$9.83(5)	$16,022,900	$1,748
Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Proterra Inc 2010 Equity Incentive Plan	22,174,549(6)	$5.84(7)	$129,499,366	0(8)
TOTAL	34,240,162	N/A	$266,262,308	$14,921
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Proterra Inc 2021 Equity Incentive Plan (the “Equity Incentive Plan”), the Proterra Inc 2021 Employee Stock Purchase Plan (the “ESPP”) and the Proterra Inc 2010 Equity Incentive Plan (the “2010 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).
(2)Represents shares of Common Stock that may be issued under the Equity Incentive Plan. To the extent that shares previously issued pursuant to awards granted under the 2010 Plan are reacquired by the Registrant after the effective date of the Equity Incentive Plan, or if outstanding awards granted under the 2010 Plan are forfeited, expire or lapse unexercised after the effective date of the Equity Incentive Plan, such shares will become available for issuance under the Equity Incentive Plan, subject to the limits set forth in such plan. In general, to the extent that any awards under the Equity Incentive Plan are forfeited, cancelled or expire for any reason before being exercised or settled in full, if any awards are settled in cash or if shares issued under the Equity Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the Equity Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.
(3)Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $11.57 per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Global Select Market on August 9, 2021.
(4)Represents shares of Common Stock reserved for issuance under the ESPP.
(5)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the Nasdaq Global Select Market on August 9, 2021, multiplied by 85%.
(6)Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the 2010 Plan, as assumed by the registrant.
(7)Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $5.84 per share represents the weighted average exercise price per share of outstanding awards under the 2010 Plan, as assumed by the registrant.
(8)Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the registration fee due under this registration statement by $58,757, which represents the portion of the registration fee paid with respect to securities that had previously been included in the registrant’s registration statement on Form S-4 (Registration Statement No. 333-252674), which was originally filed with the Securities and Exchange Commission on February 3, 2021.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by Proterra Inc (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on May 5, 2021;
(b)the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 17, 2021 and August 13, 2021, respectively;
(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on January 12, 2021, February 3, 2021, May 5, 2021, June 3, 2021, June 11, 2021, June 17, 2021 and August 11, 2021 (but only with respect to Item 5.02 thereto); and
(d)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 22, 2020, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of a director’s duty of loyalty to the Registrant or the Registrant’s stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the DGCL, the Restated Bylaws of the Registrant provide that:
•the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•the rights conferred in the Restated Bylaws of the Registrant are not exclusive.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Amended and Restated Certificate of Incorporation and Restated Bylaws of the Registrant and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving one of the Registrant’s directors or executive officers for which indemnification is sought. The indemnification provisions in the Amended and Restated Certificate of Incorporation, Restated Bylaws, and the indemnification agreements entered into between the Registrant and each of the Registrant’s directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant carries liability insurance for the Registrant’s directors and officers. Certain of the Registrant’s directors are also indemnified by their employers with regard to service on the Registrant’s board of directors.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of ArcLight Clean Transition Corp.	8-K	001-39546	3.1	June 17, 2021

4.1.1	Certificate of Amendment to the Restated Certificate of Incorporation of Proterra Inc.	8-K	001-39546	3.1.1	June 17, 2021

4.2	Bylaws of Proterra Inc, as currently in effect.	8-K	001-39546	3.2	June 17, 2021

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Marcum LLP, independent registered accounting form for ArcLight Clean Transition Corp.					X

23.2	Consent of KPMG LLP, independent registered accounting form for Proterra, Inc.					X

23.3	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Powers of Attorney (included on the signature page of this Registration Statement).					X

99.1	Proterra Inc 2021 Equity Incentive Plan.	8-K	001-39546	10.13	June 17, 2021

99.2	Form of Stock Option Agreement under the Proterra Inc 2021 Equity Incentive Plan.					X

99.3	Form of Restricted Stock Unit Award Agreement under the Proterra Inc 2021 Equity Incentive Plan.					X

99.4	Form of Restricted Stock Agreement under the Proterra Inc 2021 Equity Incentive Plan.					X

99.5	Form of Stock Appreciation Right Agreement under the Proterra Inc 2021 Equity Incentive Plan.					X

99.6	Form of Performance Shares Award Agreement under the Proterra Inc 2021 Equity Incentive Plan.					X

99.7	Form of Global Stock Option Agreement under the Proterra Inc 2021 Equity Incentive Plan.					X

99.8	Form of Stock Bonus Agreement under the Proterra Inc 2021 Equity Incentive Plan.					X

99.9	Proterra Inc 2021 Employee Stock Purchase Plan.	8-K	001-39546	10.14	June 17, 2021

99.10	2010 Equity Incentive Plan, as amended, and forms of equity agreements thereunder.	8-K	001-39546	10.2	June 17, 2021

Item 9.    Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on the 16th day of August, 2021.

PROTERRA INC

By:	/s/ John J. Allen
John J. Allen,
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John J. Allen and Amy E. Ard, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Allen	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 16, 2021
John J. Allen

/s/ Amy E. Ard	Chief Financial Officer (Principal Accounting and Financial Officer)	August 16, 2021
Amy E. Ard

/s/ Brook F. Porter	Director	August 16, 2021
Brook F. Porter

/s/ Constance E. Skidmore	Director	August 16, 2021
Constance E. Skidmore

/s/ Joan Robinson-Berry	Director	August 16, 2021
Joan Robinson-Berry

/s/ Jeannine P. Sargent	Director	August 16, 2021
Jeannine P. Sargent

/s/ Jochen M. Goetz	Director	August 16, 2021
Jochen M. Goetz

/s/ John F. Erhard	Director	August 16, 2021
John F. Erhard

/s/ Michael D. Smith	Director	August 16, 2021
Michael D. Smith

/s/ Ryan C. Popple	Director	August 16, 2021
Ryan C. Popple